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                                                                               Exhibit 99(b)

                         Entergy Gulf States, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                              Twelve Months Ended
                                                                                                              Sept 30,
                                                              1997      1998      1999      2000      2001      2002
Fixed charges, as defined:
  Total Interest charges                                     $180,073  $178,220  $153,034  $158,949  $174,368  $149,012
  Interest applicable to rentals                               15,747    16,927    16,451    18,307    18,520    17,918
                                                             ----------------------------------------------------------
Total fixed charges, as defined                               195,820   195,147   169,485   177,256   192,888   166,930

Preferred dividends, as defined (a)                            30,028    32,031    29,355    15,742    13,017    13,062
                                                             ----------------------------------------------------------
Combined fixed charges and preferred dividends, as defined   $225,848  $227,178  $198,840  $192,998  $205,905  $179,992
                                                             ==========================================================

Earnings as defined:

Income (loss) from continuing operations before
extraordinary items and
  the cumulative effect of accounting changes                 $59,976   $46,393  $125,000  $180,343  $179,444  $174,426
  Add:
    Income Taxes                                               22,402    31,773    75,165   103,603    82,038    88,099
    Fixed charges as above                                    195,820   195,147   169,485   177,256   192,888   166,930
                                                             ----------------------------------------------------------
Total earnings, as defined (b)                               $278,198  $273,313  $369,650  $461,202  $454,370  $429,455
                                                             ==========================================================

Ratio of earnings to fixed charges, as defined                   1.42      1.40      2.18      2.60      2.36      2.57
                                                             ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 1.23      1.20      1.86      2.39      2.21      2.39
                                                             ==========================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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